EXHIBIT 99.1
Calumet Specialty Products Partners, L.P. Reports Fourth Quarter 2007 Earnings
Highlights for the quarter and year ended December 31, 2007 are as follows:
•	Reported Adjusted EBITDA of $8.0 million and $104.3 million for the three and twelve months ended December 31, 2007, respectively.

•	Closed on our acquisition of Penreco effective January 1, 2008 for approximately $275 million, excluding customary post-closing purchase price adjustments.

•	Declared a fourth quarter 2007 distribution of $0.63 per unit on all outstanding units.
INDIANAPOLIS—(PR NEWSWIRE)—February 19, 2008—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported net income for the three months ended December 31, 2007 of $7.8 million compared to $32.1 million for the same period in 2006. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $12.7 million and $8.0 million, respectively, for the three months ended December 31, 2007 as compared to $36.7 million and $23.3 million, respectively, for the comparable periods in 2006. Distributable Cash Flow for the three months ended December 31, 2007 was $4.2 million as compared to $19.0 million for the same period in 2006.
Net income for the year ended December 31, 2007 was $82.9 million compared to net income of $95.6 million for the same period in 2006. EBITDA and Adjusted EBITDA were $102.7 million and $104.3 million, respectively, for the year ended December 31, 2007 as compared to $119.6 million and $104.5 million, respectively, for the same period in 2006. Distributable Cash Flow for the year ended December 31, 2007 was $87.7 million. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
Financial results for the year ended December 31, 2006 include the financial results of Calumet Lubricants Co., L.P. (the “Predecessor”) through January 31, 2006. For the period from January 1, 2006 to January 31, 2006, the Predecessor generated net income of $4.4 million, EBITDA of $9.8 million, and Adjusted EBITDA of $4.5 million. Substantially all of the assets and operations of the Predecessor and its consolidated subsidiaries were contributed to the Partnership in connection with the initial public offering of 6,450,000 common units representing limited partnership interests in the Partnership that closed on January 31, 2006.
Net income for the three months ended December 31, 2007 was $7.8 million as compared to $32.1 million for the same period in 2006. The Partnership’s performance for the fourth quarter of 2007 as compared to the same period in the prior year was negatively impacted by lower gross profit in our specialty products segment. This decrease in gross profit is primarily the result of the rising cost of crude oil outpacing increases in the selling prices per barrel of our specialty products, partially offset by increased specialty products sales volume. Fuel products segment gross profit increased quarter over quarter primarily due to higher material costs from the use of certain gasoline blendstocks to maintain compliance with environmental regulations in the fourth quarter of 2006, with no such activity in 2007. Also increasing gross profit were LIFO gains of $12.0 million resulting from the liquidation of lower cost layers of inventory as compared to current costs. Net income was also negatively affected by a decrease of $9.7 million in unrealized gain on derivative instruments to a gain of $2.6 million for the quarter ended December 31, 2007 from a gain of $12.3 million for the same period in 2006. The decreased gain was primarily due to an unfavorable market change related to the ineffective portion of certain derivative instruments designated as cash flow hedges in the fourth quarter of 2007 as compared to the same period in 2006.
Specialty Products segment sales volume for the fourth quarter of 2007 was 21,674 barrels per day (bpd) as compared to 20,473 bpd for the same period in the prior year, an increase of 1,201 bpd or 5.9%.
Fuel Products segment sales volume for the fourth quarter of 2007 was 26,664 bpd as compared to 26,933 bpd in the same period for the prior year, a decrease of 269 bpd, or 1.0%.
Gross profit by segment for the fourth quarter of 2007 for specialty products and fuel products was $12.3 million and $15.7 million, respectively, compared to $36.6 million and $7.1 million, respectively, for the same period in 2006.
Effective January 1, 2008 the Company closed on the acquisition of Penreco, a Texas general partnership, for a purchase price of approximately $275.0 million, excluding customary post-closing purchase price adjustments. Penreco was owned by ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation. Penreco manufactures and markets highly refined products and specialty solvents including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, food-grade compressor lubricants and gelled products. The acquisition includes plants in Karns City, Pennsylvania and Dickinson, Texas, as well as several long-term supply agreements with ConocoPhillips Company. The transaction was funded through a portion of the combined proceeds from a public equity offering and a new senior secured first lien term loan facility.
“We are excited to have completed our acquisition of Penreco. We expect that this acquisition will provide key strategic benefits, including market and administrative synergies and operational flexibility,” said Bill Grube, Calumet’s President and CEO. “Progress continues on our Shreveport refinery capacity expansion project, which we now expect to be substantially completed in the first quarter of 2008, with production ramping up during the second quarter of 2008. We believe with this acquisition and the completion of our internal growth projects we will continue to deliver stable and consistent growth to our unitholders in the coming years.”
As announced on January 16, 2008, the Partnership declared a quarterly cash distribution of $0.63 per unit on all outstanding units for the three months ended December 31, 2007. The distribution was paid on February 14, 2008 to unitholders of record as of the close of business on February 14, 2008.

     The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006 (1)
Sales volume (bpd):
Specialty products sales volume	21,674	20,473	23,041	25,109
Fuel products sales volume	26,664	26,933	24,622	25,236

Total (2)	48,338	47,406	47,663	50,345

Total feedstock runs (bpd) (3)(4)	47,146	47,364	48,354	51,598
Refinery production (bpd):
Specialty products:
Lubricating oils	10,578	10,729	10,734	11,436
Solvents	4,932	5,359	5,104	5,361
Waxes	1,181	1,173	1,177	1,157
Fuels	1,853	1,297	1,951	2,038
Asphalt and other by-products	5,867	5,242	6,157	6,596

Total	24,411	23,800	25,123	26,588

Fuel products:
Gasoline	8,961	9,201	7,780	9,430
Diesel	6,059	5,822	5,736	6,823
Jet fuel	7,234	6,861	7,749	6,911
By-products	546	313	1,348	461

Total	22,800	22,197	22,613	23,625

Total refinery production (4)	47,211	45,997	47,736	50,213

(1)	Includes the period of January 1, 2006 through January 31, 2006 of the Predecessor.

(2)	Total sales volume includes sales from the production of our refineries, sales of purchased products and sales of inventories.

(3)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our refineries. The decrease in feedstock runs for the year ended December 31, 2007 was due to unscheduled downtime of certain operating units at our Shreveport refinery in the second quarter of 2007 as well as reduced production at our Shreveport refinery due to incremental refining economics associated with the rising cost of crude oil.

(4)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other refinery feedstocks at our refineries. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
Update on Calumet’s Expansion Project at its Shreveport Refinery
      During 2006 and 2007, we have invested significantly in expanding and enhancing the operations of our Shreveport refinery. We have invested approximately $70.0 million and $242.0 million in 2006 and 2007, respectively. Of these investments, approximately $250.7 million relates to our Shreveport refinery expansion project.
The Shreveport expansion project is expected to increase throughput capacity by 35.7% from 42,000 bpd to 57,000 bpd. As part of the Shreveport refinery expansion project, we plan to enhance the Shreveport refinery’s ability to process sour crude oil by 8,000 bpd, bringing total capacity to process sour crude oil to 13,000 bpd. Of the anticipated 57,000 bpd throughput capacity upon completion of the expansion project, we expect the refinery to have the capacity to process approximately 42,000 bpd of sweet crude oil and 13,000 bpd of sour crude oil, with the remainder coming from interplant feedstocks. Progress continues on the expansion project and we expect it to be completed in the first quarter of 2008 with production ramping up in the second quarter of 2008. We now estimate that the total cost of the Shreveport refinery expansion project will be approximately $300.0 million, an increase of $80.0 million from our previous estimate. This increase is primarily due to increased construction labor costs caused by the delay in startup of the project.
Additionally, we have invested $4.5 million and $56.8 million, respectively, in 2006 and 2007 in existing operating units primarily at our Shreveport refinery for other capital expenditures including projects to improve efficiency, de-bottleneck certain operating units and for new product development. These expenditures are anticipated to enhance and improve our product mix and operating cost leverage, but will not significantly increase the feedstock throughput capacity of the refinery. We anticipate an additional $49.3 million will be incurred in 2008 related to these projects.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday, February 20, 2008, to discuss the financial and operational results for the fourth quarter of 2007. Anyone interested in listening to the presentation may call 800-299-7098 and enter passcode 65200333. For international callers, the dial-in number is 617-801-9715 and the passcode is 65200333.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 49891215. International callers can access the replay by calling 617-801-6888 and entering passcode 49891215. The replay will be available beginning Wednesday, February 20, 2008, at approximately 3:30 p.m. until Wednesday, March 5, 2008.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding (i) the Shreveport expansion project’s expected completion date, the Shreveport refinery expansion project’s expected costs and the resulting increases in throughput and production levels and (ii) the Penreco acquisition, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited
Sales	$436,925	$368,681	$1,637,848	$1,641,048
Cost of sales	408,950	325,010	1,456,492	1,436,108

Gross profit	27,975	43,671	181,356	204,940
Operating costs and expenses:
Selling, general and administrative	3,545	5,539	19,614	20,430
Transportation	13,191	12,418	54,026	56,922
Taxes other than income taxes	943	817	3,662	3,592
Other	292	269	2,854	863

Operating income	10,004	24,628	101,200	123,133

Other income (expense):
Interest expense	(1,243)	(1,192)	(4,717)	(9,030)
Interest income	95	1,338	1,944	2,951
Debt extinguishment costs	(5)	—	(352)	(2,967)
Realized loss on derivative instruments	(2,826)	(4,678)	(12,484)	(30,309)
Unrealized gain (loss) on derivative instruments	2,641	12,325	(1,297)	12,264
Other expense	(774)	(238)	(919)	(274)

Total other income (expense)	(2,112)	7,555	(17,825)	(27,365)

Net income before income taxes	7,892	32,183	83,375	95,768
Income tax expense	101	63	501	190

Net income	$7,791	$32,120	$82,874	$95,578

Allocation of net income:
Net income applicable to Predecessor for the period through January 31, 2006	—	—	—	4,408

Net income applicable to Calumet	7,791	32,120	82,874	91,170
Minimum quarterly distribution to common unitholders	(7,926)	(7,365)	(30,021)	(24,413)
General partner’s incentive distribution rights		(6,704)	(14,102)	(18,912)
General partner’s interest in net income	(156)	(297)	(939)	(845)
Common unitholders’ share of income in excess of minimum quarterly distribution	—	(6,603)	(13,592)	(18,312)

Subordinated partners’ interest in net income (loss)	$(291)	$11,151	$24,220	$28,688

Basic and diluted net income (loss) per limited partner unit:
Common	$0.45	$0.85	$2.63	$2.84
Subordinated	$(0.02)	$0.85	$1.85	$2.20
Weighted average limited partner common units outstanding — basic	17,614	16,366	16,678	14,642
Weighted average limited partner common units outstanding — diluted	17,615	16,366	16,680	14,642
Weighted average limited partner subordinated units outstanding — basic and diluted	13,066	13,066	13,066	13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2007	December 31, 2006
	Unaudited
ASSETS
Current assets:
Cash	$35	$80,955
Accounts receivable, net	113,997	99,000
Inventories	107,664	110,985
Derivative assets	—	40,802
Prepaid expenses and other current assets	7,588	3,467

Total current assets	229,284	335,209
Property, plant and equipment, net	431,043	191,732
Other noncurrent assets, net	6,691	4,710

Total assets	$667,018	$531,651

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$156,139	$78,752
Other current liabilities	13,841	15,137
Current portion of long-term debt	943	500
Derivative liabilities	57,503	2,995

Total current liabilities	228,426	97,384
Long-term debt, less current portion	38,948	49,000

Total liabilities	267,374	146,384

Partners’ capital:
Partners’ capital	439,285	333,016
Accumulated other comprehensive income (loss)	(39,641)	52,251

Total partners’ capital	399,644	385,267

Total liabilities and partners’ capital	$667,018	$531,651

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended
	December 31,
	2007	2006
	Unaudited
Operating activities
Net income	$82,874	$95,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,585	11,760
Amortization of turnaround costs	3,190	3,267
Debt extinguishment costs	352	2,967
Other non-cash activities	399	324
Changes in assets and liabilities:
Accounts receivable	(15,038)	16,031
Inventories	3,321	(2,554)
Prepaid expenses and other current assets	(4,121)	16,183
Derivative activity	3,418	(13,143)
Other noncurrent assets	(6,510)	1,705
Accounts payable	77,387	33,993
Other current liabilities	(4,150)	657

Net cash provided by operating activities	155,707	166,768
Investing activities
Additions to property, plant and equipment	(249,176)	(76,064)
Proceeds from disposal of property, plant and equipment	140	261

Net cash used in investing activities	(249,036)	(75,803)
Financing activities
Proceeds from borrowings — credit agreements with third parties	303,380	335,069
Repayment of borrowings — credit agreements with third parties	(315,824)	(553,554)
Payments on capital lease obligation	(906)	—
Proceeds from public offerings, net	98,206	242,222
Contributions from Calumet GP, LLC	2,113	2,593
Cash distribution to Calumet Holding, LLC	—	(3,258)
Change in bank overdraft	2,854	—
Distributions to Predecessor partners	—	(6,900)
Distributions to partners	(77,045)	(38,286)
Repurchase of common units for phantom unit grants	—	(69)
Debt issuance costs	(369)	—

Net cash provided by (used in) financing activities	12,409	(22,183)

Net increase (decrease) in cash	(80,920)	68,782
Cash at beginning of period	80,955	12,173

Cash at end of period	$35	$80,955

Supplemental disclosure of cash flow information
Interest paid	$4,080	$11,986

Income taxes paid	$150	$175

Supplemental disclosure of noncash financing and investing activities
Equipment acquired under capital lease	$3,565	$—

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE
CASH FLOW
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$7,791	$32,120	$82,874	$95,578
Add:
Interest expense and debt extinguishment costs	1,248	1,192	5,069	11,997
Depreciation and amortization	3,591	3,365	14,275	11,821
Income tax expense	101	63	501	190

EBITDA	$12,731	$36,740	$102,719	$119,586

Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$(1,530)	$(12,402)	$3,487	$(13,145)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(3,207)	(1,031)	(1,934)	(1,983)

Adjusted EBITDA	$7,994	$23,307	$104,272	$104,458

Less:
Adjusted EBITDA attributable to Predecessor	—	—	—	(4,494)
Maintenance capital expenditures (1)	(2,557)	(2,103)	(12,007)	(5,737)
Cash interest expense (2)	(1,128)	(2,129)	(4,080)	(8,124)
Income tax expense	(101)	(63)	(501)	(190)

Distributable Cash Flow	$4,208	$19,012	$87,684	$85,913

(1)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)

	Year Ended
	December 31,
	2007	2006
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$104,272	$104,458
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	(3,487)	13,145
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	1,934	1,983

EBITDA	$102,719	$119,586

Add:
Interest expense and debt extinguishment costs, net	(4,638)	(11,997)
Income tax expense	(501)	(190)
Provision for doubtful accounts	41	172
Non-cash debt extinguishment costs	352	2,967
Changes in assets and liabilities:
Accounts receivable	(15,038)	16,031
Inventory	3,321	(2,554)
Other current assets	(4,121)	16,183
Derivative activity	3,418	(13,143)
Accounts payable	77,387	33,993
Other current liabilities	(4,150)	657
Other, including changes in noncurrent assets and liabilities	(3,083)	5,063

Net cash provided by operating activities	$155,707	$166,768

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXISTING COMMODITY DERIVATIVE INSTRUMENTS
     The following table provides a summary of our derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps as of December 31, 2007:

			Implied Crack
Swap Contracts by Expiration Dates	Barrels	BPD	Spread ($/Bbl)
First Quarter 2008	2,184,000	24,000	12.63
Second Quarter 2008	2,184,000	24,000	12.63
Third Quarter 2008	2,208,000	24,000	12.25
Fourth Quarter 2008	2,116,000	23,000	12.42
Calendar Year 2009	8,212,500	22,500	11.43
Calendar Year 2010	7,482,500	20,500	11.20
Calendar Year 2011	2,096,500	5,744	11.15

Totals	26,483,500
Average price			$11.69
     The following tables provide information about our derivative instruments related to our specialty products segment as of December 31, 2007:

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
January 2008	248,000	8,000	$67.85	$77.85	$87.85	$97.85
February 2008	232,000	8,000	76.13	86.13	96.13	106.13
March 2008	248,000	8,000	77.63	87.63	97.63	107.63
Second quarter 2008	182,000	2,000	74.30	84.30	94.30	104.30
Third quarter 2008	184,000	2,000	74.30	84.30	94.30	104.30

Totals	1,094,000
Average price			$74.01	$84.01	$94.01	$104.01

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
First Quarter 2008	91,000	1,000	90.92

Totals	91,000
Average Price			$90.92

Natural Gas Swap Contracts by Expiration Dates	Mmbtu	$/MMbtu
First Quarter 2008	850,000	$8.76
Third Quarter 2008	60,000	$8.30
Fourth Quarter 2008	90,000	$8.30
First Quarter 2009	90,000	$8.30

Totals	1,090,000
Average price		$8.66